Exhibit 5.2

February 17, 2022

Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603

Re:	Registration Statement on Form S-3 Filed by Coeur Mining, Inc.

Ladies and Gentlemen:

We have acted as local Idaho counsel to Coeur Explorations, Inc., an Idaho corporation (“Coeur Explorations”), and as local Colorado counsel to Wharf Resources (U.S.A.), Inc., a Colorado corporation (“Wharf Resources,” and together with Coeur Explorations, the “Companies” and each, a “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Coeur Mining, Inc. (the “Parent”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an indeterminate number and amount of various securities, including common stock, preferred stock, debt securities warrants, depositary shares, purchase contracts and units of the Parent, and guarantees of debt securities by certain subsidiaries of the Parent, including the Companies.

A.	Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Companies as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1	the Articles of Incorporation of Coeur Explorations, as amended to date;

A-2	the Articles of Incorporation of Wharf Resources, as amended to date;

A-3	the By-Laws of Coeur Explorations, as amended to date;

A-4	the Amended and Restated Bylaws of Wharf Resources, as amended to date;

A-5
the action by written consent of the Board of Directors of Coeur Explorations relating to, among other things, the filing of the Registration Statement and entering into the Indentures (as defined below);

A-6
the action by written consent of the Board of Directors of Wharf Resources relating to, among other things, the filing of the Registration Statement and entering into the Indentures (as defined below);

A-7	the forms of Subordinated Debt Indenture, Senior Debt Indenture and Secured Indenture incorporated by reference as exhibits to the Registration Statement (the “Indentures”); and

A-8
Certificates of (i) the Idaho Secretary of State as to the incorporation and good standing of Coeur Explorations under the laws of the State of Idaho as of February 15, 2022 and (ii) the Colorado Secretary of State as to the incorporation and good standing of Wharf Resources under the laws of the State of Colorado as of February 15, 2022 (collectively, the “Good Standing Certificates”).

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Companies.  We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

B.	Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

B-1
Based solely on the Good Standing Certificates, (i) Coeur Explorations is a corporation validly existing and in good standing under Idaho law and (ii) Wharf Resources is a corporation validly existing and in good standing under Colorado law.

B-2	Each Company has the corporate power and authority to enter into the Indentures and to perform its obligations thereunder.

For purposes of expressing the opinions herein, we have examined the laws of the State of Idaho and the State of Colorado, and our opinions are limited to such laws in their current form.  We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein other than as expressly set forth, and (b) are as of the date hereof (except as otherwise noted above).  We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof (including changes in law or facts, or as to facts relating to prior events that are subsequently brought to our attention), or to consider its applicability or correctness as to persons or entities other than the addressees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP